EXHIBIT 10.3


                 AMENDMENT NUMBER FOUR TO THE PRODUCT AGREEMENT


     This AMENDMENT NUMBER FOUR TO, THE PRODUCT AGREEMENT ("AMENDMENT NUMBER FOUR") is effective this 24th day of January, 2002, by and between and among INTERPLAY ENTERTAINMENT CORP. ("INTERPLAY"), INFOGRAMES INTERACTIVE, INC. ("INFOGRAMES") and BIOWARE CORP. ("DEVELOPER").

     1. Reference is made to the Product Agreement between Interplay and Developer dated as of February 26, 1999 (the "Agreement"), as amended, in connection with the development of the computer game known as "Neverwinter Nights 2" (the "Product"). Notwithstanding any prior statements by Developer, the Agreement is in full force and effect as of the date hereof and has never been terminated. This agreement, when fully executed, shall constitute the further agreement between and among Interplay, Infogrames and Developer with respect to such Agreement, each party having hereby acknowledged thc good, valuable and sufficient consideration exchanged in connection therewith.

     2. Interplay hereby assigns the Agreement to Infogrames, including all of its past, current and future rights and obligations pursuant to the Agreement, including all intellectual property rights in and to the Product it has acquired pursuant to the Agreement. Infogrames hereby assumes all of such rights and agrees to perform such obligations, and Developer contents to such assignment. It is expressly understood and agreed to between the parties that pursuant to this Amendment Number Four, Interplay, its parent, affiliated and subsidiary corporations, divisions, present and former stockholders, directors, officers, employees, agents, and attorneys (collectively, the "INTERPLAY Parties"), shall have no further past, current or future rights, obligations and liabilities, known or unknown, pursuant to or arising in connection with the Agreement. Developer, Infogrames, Interplay and the Interplay Parties release, remise, relieve and forever discharge each other, and each of their parent affiliated and subsidiary corporations, divisions, present and former stockholders, director, officers, employees, agents, and attorneys from all claims, demands, actions, causes of action, liabilities, demands and/or law suits, in law or in equity, of every kind and nature, known or unknown, regardless of when occurred, arising out of or resulting from the Agreement (collectively, the "Released Claims"), which Developer, Interplay, the Interplay Parties and Infogrames now have and/or have had against any of the forgoing entities, whether heretofore in dispute or known or unknown, suspected or unsuspected. In addition, Developer, Interplay and the Interplay Parties release each other from any and all Released Claims such parties may in the future have against each other. Developer represents and warrants to Infogrames and Interplay and the Interplay Parties represent and warrant to Developer and Infogrames that neither has conveyed, assigned to any third party, or otherwise encumbered any of their claims and/or rights under the Agreement and that all intellectual property rights in and to the Product and all elements thereof are owned by either Developer or Interplay, as set forth in the Agreement, and that neither party has assigned or encumbered any such intellectual property. Without limiting the generality of the foregoing, Interplay, the Interplay Parties, Developer and Infogrames each acknowledge its awareness of, and do hereby waive the provisions of Section 1542 of the Civil Code of the State of California which reads as follows:


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     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT
KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     3. Notwithstanding, and in lieu of, anything to the contrary expressed or implied in the Agreement, the Final Delivery Date of the Product shall be April 30, 2002.

     4. Paragraph 2 of the Agreement ("Consideration") is hereby amended to include the following additional provisions:

     "2.03 Infogrames shall make compensation payments to BioWare to the extent required by section C(5) of Schedule A attached hereto.

     2.04 It is agreed that timely payment by Infogrames of royalty advance payments, royalty payments and compensation payments pursuant, to Sections 2.01,
2.02 and 2.03 shall be considered a material term of the Agreement for purposes of the termination for cause provisions set forth therein."

     5. Paragraph 4.02 of the Agreement is hereby amended to include the following additional sentence afar the first sentence of that paragraph:

     "In addition, Developer's logo shall be on the front of the package. In addition, Infogrames shall use commercially reasonable efforts to give Developer credit in key materials used for the promotion, advertising and marketing of the Product where providing such credit h practical."

     6. Paragraph 4.03 of the Agreement is hereby amended to include the following additional provisions: "Infogrames' marketing of the Product shall be consistent with industry standards generally applicable to first-class or so called `AAA' PC CD-ROM role playing game entertainment software products, including that the spend obligation shall be a minimum of $600,000 and shall be unconditional, commensurate with an `AAA' title. In connection with the foregoing, Infogrames will prepare a marketing plan for the Product and review such plan with Developer."

     7. Paragraph 4.04 of the Agreement is hereby amended to change the planned release date to May 15, 2002 and the reference to ninety (90) days is hereby changed to forty five (45) days. This section shall only apply to the English language version of the Product.

     8. Paragraph 5.01 is amended to include the following: "Developer hereby represents and warrants that it is duly licensed, or will be duly licensed by the time any such third party materials are used in the Product, to use the third party materials included in the definition of the Developer Properties and that inclusion of such materials in the Product and Infogrames' exploitation of the Product shall not subject Infogrames or its customers to any liability to any such third party."

     9. Paragraph 5.03 of the Agreement is hereby deleted in its entirety.


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     10. Paragraph 6.01 of the Agreement is hereby deleted in its entirety and replaced with the following: "Developer hereby agrees to indemnify and hold harmless Infogrames from any and all claims, suits, judgments, costs, expenses (including costs of suit and reasonable attorney's fees) and damages (collectively, the "Claims"), on an as incurred basis, as a result of Developer's breach of any of Developer's representations, warranties, and agreements herein made, provided, however, that Developer shall have been provided with prompt written notice of the assertion of any such claim and that Developer shall have the authority and power to control the defense and/or settlement thereof, subject to the right of Infogrames to participate in any such proceeding at its own expense with counsel of its own choosing. Infogrames shall not agree to the settlement of any such claim, action or proceeding without the prior written consent of Developer, which written consent shall not be unreasonably withheld. As used in this paragraph 6.01, "Infogrames" shall also include the officers, directors, agents and employees of Infogrames, or any of its subsidiaries or affiliates." It is expressly understood and acknowledged between Infogrames and Interplay that in connection with Interplay's use of streaming/download rights in the Product in Korea and cluebook rights in the Product, Infogrames makes the same representations, warranties and indemnifications to Interplay that BioWare provides to Infogrames pursuant to the Agreement.

     11. Paragraph 7.02 of the Agreement is hereby deleted in its entirety and replaced with the following: "In the event a breach under section 7.01 above shall occur, except as otherwise provided in and subject to Schedule A, Paragraph C, subsection (3), Infogrames shall have the right upon a thirty (30) day written notice to Developer to terminate this Agreement unless Developer has cured the breach within the thirty (30) day cure period. In the event of termination pursuant to this paragraph, Infogrames shall have all right and title to the Deliverables (except for title in the Developer Properties), as defined in Schedule A, Paragraph A, subsection (2), developed up to and including the date of termination. In addition to the Deliverables already delivered to Infogrames of the date of termination, Developer shall provide Infogrames with all Developer Properties existing as of the date of termination as needed by Infogrames to complete the development of the Product as provided for by the terms and conditions of the Agreement. In the event any Developer Properties are used in the final version of the Product, Infogrames shall pay Developer the royalty amount as specified in Schedule A, Paragraph E."

     12. Paragraph 8.02 of the Agreement is hereby amended to include the following: "In the event a breach under section 8.01 above shall occur, Developer shall have the right upon a thirty (30) day written notice to Infogrames to terminate this Agreement unless Infogrames has cured the breach within the thirty (30) day period."

     13. Paragraph 9.01 of the Agreement is hereby deleted in its entirety and replaced with the following: "The Developer understands that changes in circumstances may require that Infogrames terminate this Agreement before all milestones are completed. In the event of a termination pursuant to this paragraph, it is agreed that Infogrames shall forfeit all right and title to the Deliverables, as defined in Schedule A, Paragraph A, subsection (2), and may make no use of said Deliverables or any other material defined herein as the exclusive property of the Developer, either in whole or in part. It is further agreed that the damages to Developer as a result of termination pursuant to this paragraph are not readily ascertainable at the time of execution of this Agreement and, as such, the parties agree that Developer shall retain all


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payments, including milestone paymenus, royalty advances (if any) and other payments made pursuant to this Agreement as liquidated damages. Notwithstanding anything to the contrary contained herein, and subject to Paragraph 1.02(f) of the Agreement, Infogrames shall retain all rights in and to Infogrames' intellectual property which may be contained in the Deliverables. Developer shall be precluded from using any such intellectual property without the prior written permission of Infogrames."

     14. Paragraph 9.02 of the Agreement is hereby deleted and Paragraph 9.03 of the Agreement is hereby amended to include only the following sections as surviving the termination or expiration of the Agreement: 1.01, 1.02, 1.05, 2, 4.01, 4.02, 4.03, 4.05, 5, 6, 7.02, 8.02, 8.03, 9.03, 10, 11.03, 11.04. 11.05,
11.06, 11.07, 11.08, Schedule A, subsection C(5), Schedule A, subsection E and Schedule B.

     15. Paragraph 10.01 of the Agreement relating to notice to Developer is hereby amended to include the following in the section "WITH A COPY TO:"

"DORSEY & WHITNEY LLP
Center Tower, 650 Town Center Drive
Suite 1850
P.O.  Box 5066
Costa Mesa, California 92626-1925
ATTN:  Paul Tauter"

In addition, any notices sent to Interplay and/or Infogrames shall be sent to:

INFOGRAMES INTERACTIVE, INC.
417 Fifth Avenue
New York, NY  10016
Attn:  General Counsel

     16. Paragraph 11.01 of the Agreement is hereby amended to include the following sentence: "Sublicenses covering substantially all distribution rights of the Product in each of the following countries shall be subject to the prior written approval of Developer, not to be unreasonably withheld: the United States, Canada, England, France, Germany, Australia, Sweden, Norway, Denmark and Korea. Sublicenses shall not include any agreements between Infogrames and any of its related entities. All agreements entered into by Infogrames with its related entities shall be at arms length and royalty payments shall be made by Infogrames to Developer as if Infogrames were the distributor of the Product, and not the related entity."

     17. The minimum system requirements set forth in Schedule A paragraph A(1) is hereby amended to read: "P2-300, 16meg 3D Video card (e.g. TNT II), 8X CD-ROM drive and 96 Megs RAM."

     18. Paragraph C(5) of Schedule A is hereby deleted in its entirety and replaced with the following: "In the event Infogrames provides development services or content (other than Quality Assurance Testing, localization of assets but not compilation or integration of assets, sound effects, music and marketing for which Infogrames shall pay all costs and not recoup against royalties due to Developer subject to the provisions of Section 4.04) to the Product (in


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addition to such services or content required of Infogrames as more fully set forth in the Design Document for the Product), then the cost and expense incurred by Infogrames shall be treated as an advance which will be recoupable against royalties payable to the Developer hereunder. Notwithstanding the foregoing, Infogrames shall pay all costs for audio creation (but not integration) up to $300,000, Infogrames' localization of assets, QA testing undertaken by Infogrames, and marketing and publicity undertaken by Infogrames, all of which shall be nonrecoupable against royalties due to Developer."

     19. Without limiting the generality of anything contained in Schedule A, Section C, Paragraph 5 of the Agreement, the parties expressly understand and agree that:

     (a) Developer shall perform, or have third parties perform on its behalf, all audio work with respect to the Product, including all audio creation and integration, and Infogrames shall pay Developer's actual reasonable costs up to Three Hundred Thousand Dollars ($300,000) in connection with any such audio creation, at a rate not to exceed $40 USD per sound for Developer created sounds, and at cost for third party created sounds, it being further understood and agreed that no other amounts shall be due from Infogrames to Developer in connection with the development and localization of the Product, excepting that Infogrames shall be responsible for those costs it is listed as being responsible for in Sections 19(b), (d) and (e) below. Infogrames agrees that any such payments by Infogrames shall be non-recoupable against royalties due to Developer. Any such payments shall be due within thirty (30) days of invoicing.

     (b) In addition, at its sole cost and expense, Developer shall provide Infogrames with all text and audio assets necessary for the localization of the Product, and Infogrames, at its sole cost and expense, shall translate such assets and any localized audio required and supply them to Developer. Infogrames agrees that any such costs incurred by Infogrames shall be non-recoupable against royalties due to Developer.

     (c) Developer, at its sole cost and expense, shall integrate such localized assets with the appropriate code and deliver localized gold masters to Infogrames. Developer shall perform such work in parallel with its work on the English language version of the Product and shall use its best commercially reasonable efforts to complete the localized versions of the Product simultaneously with the English version of the Product.

     (d) Infogrames shall pay for all of its marketing and promotion, and any costs relating thereto shall be non-recoupable against royalties due to Developer. In the event Developer desires to undertake any such activities, all such activities shall be paid for by Developer.

     (e) Infogrames shall, at its sole cost and expense, perform quality assurance testing in connection with the Product, the amount and detail of which shall be no less than Infogrames performs in connection with its other "AAA" PC CD-ROM role playing game entertainment software products. In order for Infogrames to perform adequate testing, Developer shall deliver versions or elements of the Product as reasonably requested by Infogrames, including a beta version of the Product, which shall be delivered to Infogrames by no later than April 1, 2002. Developer shall actively consult with Infogrames' quality assurance personnel as


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reasonably requested and required while Infogrames is testing the Product
Infogrames agrees that any costs incurred by Infogrames in connection with the quality assurance testing shall be non- recoupable against royalties due to Developer.

     20. Schedule B is hereby deleted in its entirety and replaced with the following:

"The following components of the Product shall defined as follows:

Net Server Code:

The Net Server Code is not resident in the Product game code, but is derived from and built upon the GameSpy technology (see section 2 of this Schedule below) licensed for use in Neverwinter Nights 2. The Net Server Code is that code build around GameSpy-licensed code allowing the GameSpy code to work with Neverwinter Nights 2. The Net Server Code allows users to connect over the Internet to a central server - the Net Server (running the Net Server Code derived from Game, Spy). The Net Server provides chat sites and matchmaking Services to connect players to game servers resident on other users' computers for multi-player gameplay (GameSpy matchmaking services). The Net Server Code is depleted graphically in Figure B-1 (attached).

Client End Code:

The Client End Code is that portion of the Product code that provides CD Key authentication, Login verification services, player registration and tracking service, determines and displays the state of the game that the user is currently playing, and allows for connection to other game servers and the Net Server. The programming code which makes up the Client End Code includes but is not limited to: the BioWare Aurora Engine, the BioWare Chitin Engine, and that code which is specific to the NeverWinter Nights 2 game (said game defined previously as the "Product"), including editors which are specific to the NeverWinter Nights 2 game. The modules in the Client End Code are depicted graphically in Figure B-1 (attached) and include the Player Client, the DM Client, the Constructor Client, the CD Key Authentication and Login Client, the NWN2 Game Core, the Memory Manager, the Auto Patcher, the BioWare Aurora Engine, the BioWare Chitin Engine, Aurora Editors, and Aurora Art.

Game Server Code

The Game Server Code is that portion of the Product code which coordinates between users the state of the game that is currently being played, allowing for continual activity in a user-defined game world. The Game Server Code communicates with the Net Server Code and also communicates the state of gameplay back to the Client End Code. Further, also in the Game Server Code is the editor for the monitor module of the server, and the server resource editor. The modules in the Game Server Code are depicted graphically in Figure B-1 (attached) and are the Server Network Layer, the Generic Game State Controller, the Resource Editor, and the Server Monitor.

1. The Developer Properties shall consist of the Client End Code and the Game Server Code, specifically including the following components defined as follows:


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As part of the Client End Code:

     Player Client. The executable that the player uses to connect to the server. This includes the client end network layer. In addition this includes the BioWare Aurora Engine, the BioWare Aurora Engine data structures, the BioWare Chitin Engine, the BioWare Chitin Engine data structure and tools related to both the BioWare Aurora Engine and the BioWare Chitin Engine.

          The BioWare Aurora Engine: A 3D game engine which includes the 3D display routines, 3D resource, management database, in game console, imbedded script language named Aurorascript, networking code, a suite of Windows interface routines for sound, music, and controllers, and the file formats that contain the 3D art but not the 3D art itself

          The Chitin Engine: The pre-existing base foundation of libraries already created by the Developer upon which The BioWare Aurora engine is developed. The Chitin Engine interfaces with the Windows operating system and all other supported platforms.

          Aurora Art: All art specifically created for Aurora, including logos, fonts, tilesets and splash screens. Further, "Aurora Art" shall mean non-D&D related art resources the game uses to generate the game world and associated content. Aurora Art is further defined as the data described herein in both the compiled and pre-compiled formats (OUT screens, Tilesets, Fonts, and Splash Screens):

     AURORA ART - GUI SCREENS

          GUI screens are images generated by the game using pre-created still images as components and built to conform to specifically coded formats. This refers to the art, and not the content of the GUI screens.

          The files containing GUI art are titled: Aurora_GUI.Bif, Aurora_GUI_TP*.ERF (the TP* extension is sequentially lettered - TPA, TPB, TPC, TPD, etc. depending on the number of files we need).

          A tileset is defined as a grouping of individual tiles that the game uses to generate the background artwork. Each individual tile is composed of a visual mesh and a "walkmesh" approximately 10 meters in game world size. The definition of tileset includes the geometry, textures and programmed characteristics of each tile.

          The tilesets the game makes use of are: Aurora_CityTiles.BIF, Aurora TerRuralTiles.BIF, Aurora_DngEvilTiles.BIF, Aurora DngMinesTiles.BIF, Aurora-DngSewerTiles.BIF, Aurora_IntCityTiles.BIF,
          AuroraIntCastleTiles.BIF, Aurora_DngCryptFi1es.BIF.
          Aurora_TerForestTiles.BIF, Aurora_Microset.BIF


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          The Texture Packs for the Tilesets, are found all in a single set of files. Textures are the art that is put on the geometry to generate the graphics seen in the game. The files containing the Tile

          Texture Packs are: Aurora_Tiles_TP*.ERF (the TP* extension is sequentially lettered - TPA, TPB, TPC, TPD, etc. depending on the number of files we need).

     AURORA ART - FONTS

          A font is an image that is converted by the game into readable text characters. One font may be used for multiple languages or a new font may be required for additional language support. Fonts are built either using textures or built via a programmed system of commands.

          The files containing Fonts are titled Aurora.-GUI.Bif, Aurora-GUT-TP*.ERF (the TP* extension is sequentially lettered - TPA, TPB, TPC, TPD, etc- depending on the number of files we need).

     AURORA ART - SPLASH SCREENS

          Splash screens are defined as any screens that contain trademarked BioWare Logos, trademarked BioWare Aurora Engine Logos, and any other trademarked or copyrighted information owned by BioWare that appears in a game screen,

          The files containing Splash Screens are titled: Aurora_GUI.Bif, Aurora_GUI_TP*.ERF (the TP* extension is sequentially lettered - TPA, TPB, TPC, TPD, etc. depending on the number of files we need)

          Aurora Editors. A set of game editors that are used to create Missions and levels, place objects and create object properties and also, art conversion and resource management editors.

     CD Key Authentication and Login Client: This includes all the player client code and the executable that player uses to register player accounts, connect to a session, tracking of player information, as well as the code used to verify CD keys.

     DM Client: This includes all the player client code and the executable that players use to manage a server session.

     Constructor Client: This includes any tools used by the player to construct game sessions. This also includes any internal editors used to create NWN2 specific game data.

     NWN2 Game Core: This includes all the code specifically pertaining to managing a NWN2 game state. This includes the NWN implementation of the D&D rules, game object AI, user interface processing, NWN2 game data files and editing tools.


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     Auto Patcher: This is the program that manages the versions of the client and server executables. This program should allow the ability to auto patch from the net server.

     Memory Manager: This is dynamic memory manger and resource controller. This is the system by which the game core accesses data and resources from the hard drive.

As part of the Game Server Code:

     Server Network Layer: This is the layer that manages all the network packet traffic between the NWN2 game core and the clients. This layer manages the number and type of clients that can attach to the server and is responsible for connecting to and transferring data between the Net server.

     Generic Game State Controller: This layer manages all game cores being controlled by the server.exe. This layer is responsible for updating the core's game state. This module includes all of the base classes for the game core. (of which the NWN2 Game is derived) and the base classes for the generic game objects which the core controls.

     Resource Editor: This is the editor suite that manages the game data and resources used by the memory manger. This includes the tools to organize and generate, the bif packed data files.

     Server Monitor: This program (or module) allows the server operator to manage the number and types of clients that are connected to the server. It will also manager the number and type of game cores that are running on the server.

2. The following materials shall be included within the definition of Developer Properties for the purposes of this Agreement, but the parties acknowledge and agree that these materials are licensed to, and not owned by, Developer:

     Rad Game Tools - Miles Sound System: This code is incorporated into the NWN Client to play music and sound effects.

     Rad Game Tools - Bink Video Player: This code is incorporated into the NWN Client to provide playback of compressed movies.

     GameSpy Code: This is part of the Net Server Code. Code licensed from GameSpy provides matchmaking services (connecting players with vacant servers) and various chat and communication services in the Product."

     Notwithstanding anything to the contrary contained herein, Developer Properties shall not include any artwork (except for the "Aurora Art", as defined above), audio and text asset, created by Developer in connection with this Agreement.

     21. The Agreement is hereby amended to include Exhibit 1, which is a diagram relating to Schedule B-1 of the Agreement, replacing Fig. B-1.

     22. The Milestone Schedule is hereby amended to read as follows:


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               December 31, 2001
                      Chapter 4 Writing completed
                      Tutorial/Prelude Plan completed
                      Chapter 1 completed
                      Sound system
               January 31, 2002
                      V/O for creatures written
                      QuickChat voicesets for creatures written Prelude completed Chapter 2 content completed pre-QA Chapter 3 content completed pre-QA Chapter 4 content completed pre-QA DM Client Alpha Tilesets completed
               February 28, 2002
                      Bug Fixing
                      Design Testing of Game
                      Writing Content Lockdown
                      Further balance testing
                      Game Alpha (Feature complete)
                      DM Client completed
               March 31, 2002
                      All Design Content Lockdown
                      Balance testing completed
                      Game Beta
               April, 2002
                      Public Beta
                      Final Bug Fixing (only tweaks at this point)
               April 30,2002
                      Gold master
               May 15 2002
                      Planned release date

     23. Schedule A, Section E concerning royalty payments is hereby amended to provide that the first royalty period shall be divided into two royalty periods: royalties from sales before June 30, 2002 shall be paid on August 15, 2002, and royalties from sales between July 1 to July 31, 2002 shall be paid on October 15, 2002.

     24. As more fully described below, Developer and Infogrames hereby agree that Developer shall have the right of first refusal in connection with the third party development of two Neverwinter Nights sequel games (the "NWN Sequels"). In the event Infogrames desires that such NWN Sequels be developed, Infogrames shall provide Developer with written notice of its desire to have such NWN Sequels developed, together with the following information (to the extent available): product concept, preliminary design specifications, work-for-hire language, preliminary budgets, proposed release dates, and proposed milestone payments, For any NWN Sequel which is for the PC, the terms and conditions of such first refusal offer shall be, no less favorable than the terms and conditions set forth in this Agreement for the Product for any NWN


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Sequel for consoles, the financial terms of the final agreement shall be subject to the mutual agreement of Infogrames' and Developer. In the event Developer does not notify Infogrames' in writing of its acceptance of the terms and conditions first offered by Infogrames for each NWN Sequel within ten (10) business days of the date Infogrames sent such notice to Developer, Infogrames shall be free to have other parties perform such development with no further obligations to Developer, provided however, that Infogrames may not offer terms to another party that are better than those offered to Developer under this right of first refusal without first offering such terms to Developer, and allowing Developer five business days from the date Infogrames sent Developer such notice to agree in writing to such terms and conditions. After offering Developer the right to develop two NWN Sequels, pursuant to the terms and conditions of this paragraph, Infogrames shall have no further obligations to Developer in connection with such first refusal rights.

     25. Each party hereto represents and warrants that (a) it has full power and authority to execute and deliver this Amendment Number Four and to perform its obligations hereunder. and actions on its part necessary for the execution and delivery of this Amendment Number Four and the performance of all of its obligations hereunder have been taken, and (b) this Amendment Number Four has been duly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms.

     26. Except as expressly or by necessary implication modified hereby, the Agreement, as currently constituted, remains in full force and effect. Unless otherwise defined herein, the words and phrases in this Amendment Number Four shall have the same respective definitions given in the Agreement. This Amendment may be executed in counterparts and delivered via facsimile. Facsimile signatures shall be deemed to be original signatures.

Accepted arid Agreed:

BIOWARE CORP.


By:     /S/ RAY MUZYKA
     -------------------------------
     Name:  Ray Muzyka
     Title: Joint CEO


INTERPLAY ENTERTAINMENT CORP.


By:    /S/ HERVE CAEN
     -------------------------------
     Name:  Herve Caen
     Title: President


INFOGRAMES INTERACTIVE, INC.

By:    /s/ HARRY RUBIN
     -------------------------------
     Name:  Harry Rubin
     Title: Senior Executive
            Vice President



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